UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest reported): August 12, 2005

BJ’S RESTAURANTS, INC.

(Exact name of registrant as specified in its chapter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16162 Beach Boulevard Suite 100 Huntington Beach, California	92647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 848-3747

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 10, 2005, John D. Allegretto was named Chief Supply Chain Officer of BJ’s Restaurants, Inc. The following is brief summary of the terms of Mr. Allegretto’s employment:

Salary. Mr. Allegretto will receive an annual salary of $200,000 (the “Salary”). Mr. Allegretto’s salary is subject to modification during Mr. Allegretto’s employment in accordance with the Company’s practices, policies and procedures and Mr. Allegretto’s performance. Mr. Allegretto’s bonus percentage opportunity will be at 35% of his salary, calculated and paid annually, with the 2005 bonus prorated for time of employment. Mr. Allegretto will be eligible to receive an annual cash bonus in the discretion of the Company based on net income achieved, Mr. Allegretto’s performance and other objectives that may be agreed to by the Company and Mr. Allegretto.

Stock Options. Mr. Allegretto will receive an initial stock option grant of 100,000 shares of Common Stock pursuant to the terms of the Company’s 2005 Equity Incentive Plan and will be eligible for additional grants under such plan from time to time at the discretion of the Board of Directors of the Company.

Other Benefits. Mr. Allegretto shall be entitled to participate in any benefit plan that the Company may offer to its employees from time to time, according to the terms of such plan and will receive reimbursement for continuation of health insurance coverage for him and his family for the 90 day period following commencement of employment. Mr. Allegretto will also receive a $1,000 per month car allowance, less applicable state and federal taxes.

Item 5.01	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 5.01 below for a brief summary of the terms of an employment agreement between the Company and John D. Allegretto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 12, 2005	BJ’S RESTAURANTS, INC.
(Registrant)

	By:	/s/ GERALD W. DEITCHLE
Gerald W. Deitchle
Chief Executive Officer and President

	By:	/s/ LOUIS M. MUCCI
Louis M. Mucci
Chief Financial Officer